Exhibit 4.2

THE RYLAND GROUP, INC.,

as Issuer,

THE GUARANTORS NAMED HEREIN

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

(as successor to JPMorgan Chase Bank, N.A. f/k/a Chemical Bank),

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

DATED AS OF MAY 5, 2009

TO INDENTURE

DATED AS OF JUNE 28, 1996

Relating To

8.4% Senior Notes Due 2017

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE, dated as of May 5, 2009 (the “Supplemental Indenture”), to the Indenture (defined below) among The Ryland Group, Inc. (the “Company”), a Maryland corporation, each of the Guarantors named herein (the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A. f/k/a Chemical Bank), as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of June 28, 1996 (the “Base Indenture”), providing for the issuance from time to time of its notes and other evidences of senior debt securities, to be issued in one or more series as therein provided (“Securities”);

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its 8.4% Senior Notes due 2017 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture (together, the “Indenture”);

WHEREAS, pursuant to the terms of the Notes, the Guarantors will fully and unconditionally guarantee the obligations of the Company under the Notes and the Indenture, on a senior and unsubordinated basis (the “Subsidiary Guarantees”); and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, and to make the Subsidiary Guarantees, when executed by the Guarantors and authenticated and delivered by the Trustee, the valid obligations of the Guarantors, and all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

WITNESSETH:

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01.    Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture.

Section 1.02.    References in this Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this Supplemental Indenture unless otherwise specified.

Section 1.03.    For purposes of this Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value (discounted at the weighted average effective interest cost per annum of the outstanding debt securities of all series, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

“Base Indenture” has the meaning provided in the recitals.

“Beneficial Owner” has the meaning provided in Section 2.03.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles, and the amount of such obligations will be the capitalized amount thereof determined in accordance with generally accepted accounting principles.

“Change of Control Offer” has the meaning provided in Section 3.05.

“Change of Control Payment” has the meaning provided in Section 3.05.

“Change of Control Payment Date” has the meaning provided in Section 3.05.

“Consolidated Net Tangible Assets” means the total amount of assets which would be included on a combined balance sheet of the Restricted Subsidiaries (not including the Company) together with the total amount of assets that would be included on the Company’s balance sheet, not including its subsidiaries, under generally accepted accounting principles (less applicable reserves and other properly deductible items) after deducting therefrom:

(1)                              all short-term liabilities, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;

(2)                              investments in subsidiaries that are not Restricted Subsidiaries; and

(3)                              all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other tangible assets.

“Covenant Defeasance” has the meaning provided in Article Eight.

“Depositary” has the meaning provided in Section 2.03.

“Exchange Act” has the meaning provided in Section 3.05.

“Financial Services Segment” means the business segment of the Company and its Subsidiaries engaged in mortgage banking (including mortgage origination, loan servicing, mortgage brokerage and title and escrow businesses), master servicing and related activities, including, without limitation, a Subsidiary which facilitates the financing of mortgage loans and mortgage-backed securities and the securitization of mortgage-backed bonds and other related activities, which segment currently consists principally of the activities of Ryland Mortgage Company and its Subsidiaries but excludes the Limited Purpose Subsidiaries.

“Financial Services Subsidiaries” means Subsidiaries of the Company included within the Financial Services Segment.

“Guaranteed Obligations” has the meaning provided in Section 6.01.

“Guarantor” means (a) initially, each of the Guarantors named on the signature pages of this Supplemental Indenture, and (b) each of the Company’s Subsidiaries which becomes a guarantor of the Notes pursuant to the provisions of this Supplemental Indenture, subject, in the case of either (a) or (b) to release of an entity as a Guarantor as provided in this Supplemental Indenture.

“Holder” means a Person in whose name a Note is registered on the Security Registrar’s books.

“Homebuilding Segment” means the business segment of the Company and its Subsidiaries engaged in the construction and sale of single-family attached and unattached dwellings and related activities, including all activities of the Company outside the Financial Services Segment but excluding the Limited-Purpose Subsidiaries.

“Homebuilding Subsidiaries” means Subsidiaries of the Company included within the Homebuilding Segment.

“Indebtedness” means (1) any liability of any person (A) for borrowed money, or (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or (C) for the payment of money relating to a Capitalized Lease Obligation or (D) for all Redeemable Capital Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (2) any liability of others described in the preceding clause (1) that such person has guaranteed or that is otherwise its legal liability; (3) all

Indebtedness referred to in (but not excluded from) clauses (1) and (2) above of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Security Interest upon or in property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness; and (4) any amendment, supplement, modification, deferral, renewal, extension or refunding or any liability of the types referred to in clauses (1), (2) and (3) above.

“Indenture” has the meaning provided in the recitals.

“Interest Payment Date” has the meaning provided in Section 2.04.

“Legal Defeasance” has the meaning provided in Article Eight.

“Limited-Purpose Subsidiaries” means subsidiaries of the Company included within the Limited-Purpose Subsidiaries Segment.

“Limited-Purpose Subsidiaries Segment” means the business segment of the Company and its Subsidiaries which facilitates, through special-purpose entities created or existing solely for such purpose, the financing of mortgage loans and mortgage-backed securities and the securitization of mortgage loans and other related activities.

“Maximum Liability” has the meaning provided in Section 6.08.

“Non-Paying Guarantor” has the meaning provided in Section 6.08.

“Non-Recourse Indebtedness” means the Company’s or any of the Company’s Subsidiaries’ Indebtedness or other obligations secured by a lien on property to the extent that the liability for the Indebtedness or other obligations is limited to the security of the property without liability for any deficiency, including liability by reason of any agreement between the Company or any Subsidiary to provide additional capital or maintain the financial condition of or otherwise support the credit of the Subsidiary incurring the Indebtedness.

“Non-Recourse Land Financing” means any Indebtedness of the Company or any Restricted Subsidiary for which the holder of such Indebtedness has no recourse, directly or indirectly, to the Company or such Restricted Subsidiary for the principal of, premium, if any, and interest on such Indebtedness, and for which the Company or such Restricted Subsidiary is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to mortgages, deeds of trust or other Security Interests or other recourse obligations or liabilities in respect of specific land or other real property interests of the Company or such Restricted Subsidiary; provided that recourse obligations or liabilities of the Company or such Restricted Subsidiary solely for indemnities, covenants or breach of any warranty, representation or covenant in respect of any Indebtedness will not prevent Indebtedness from being classified as Non-Recourse Land Financing.

“Notes” has the meaning provided in the recitals.

“Paying Guarantor” has the meaning provided in Section 6.08.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Pro Rata Share” has the meaning provided in Section 6.08.

“Redeemable Capital Stock” means any capital stock of the Company or any Subsidiary that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (1) is or upon the happening of an event or passage of time would be required to be redeemed on or prior to the final stated maturity of the securities or (2) is redeemable at the option of the holder thereof at any time prior to such final stated maturity or (3) is convertible into or exchangeable for debt securities at any time prior to such final stated maturity.

“Restricted Subsidiary” means any Subsidiary of the Company that is not a Financial Services Subsidiary.

“Sale and Leaseback Transaction” means a sale or transfer made by the Company or a Restricted Subsidiary (except a sale or transfer made to the Company or another Restricted Subsidiary) of any property which is either (1) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (2) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Company or a Restricted Subsidiary.

“Secured Debt” means any Indebtedness which is secured by (1) a Security Interest in any of the Company’s property or the property of any Restricted Subsidiary or (2) a Security Interest in shares of stock owned directly or indirectly by the Company or a Restricted Subsidiary in a corporation or in equity interests owned by the Company or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in the Company’s rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a corporation, partnership or other entity in which the Company or a Restricted Subsidiary has an equity interest; provided that “Secured Debt” shall not include Non-Recourse Land Financing that consists exclusively of “land under development,” “land held for future development” or “improved lots and parcels,” as such categories of assets are determined in accordance with generally accepted accounting principles. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given.

“Securities” has the meaning provided in the recitals.

“Security Interest” means any mortgage, pledge, lien, encumbrance or other security interest which secures the payment or performance of an obligation.

“Senior Indebtedness” means the principal of (and premium, if any, on) and interest on (including interest accruing after the occurrence of an Event of Default or after the filing of a petition initiating any proceeding pursuant to any bankruptcy law whether or not such interest is an allowable claim in any such proceeding) and other amounts due on or in connection with any of the Company’s Indebtedness, whether outstanding on the date hereof or hereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the debt securities. Notwithstanding the foregoing, “Senior Indebtedness” shall not include (1) the Company’s Indebtedness that is expressly subordinated in right of payment to any of the Company’s Senior Indebtedness, (2) the Company’s Indebtedness that by operation of law is subordinate to any of the Company’s general unsecured obligations, (3) the Company’s Indebtedness to any Subsidiary, (4) Indebtedness incurred in violation of the restrictions set forth in Sections 3.01 and 3.02, (5) to the extent it might constitute Indebtedness, any liability for federal, state or local taxes or other taxes, owed or owing by the Company, and (6) to the extent it might constitute Indebtedness, trade account payables owed or owing by the Company.

“Subsidiary” means any corporation of which at the time of determination by the Company, directly and/or indirectly through one or more Subsidiaries, owns more than 50% of the shares of Voting Stock.

“Subsidiary Guarantees” has the meaning provided in the recitals.

“Supplemental Indenture” has the meaning provided in the preamble.

“Voting Stock” means any class or classes of capital stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, any such Person or one or more Wholly Owned Subsidiaries of such Person, or by such Person and one or more Wholly Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization all of the ownership interests (having ordinary voting power) of which shall at the time be owned or controlled, directly or indirectly, any such Person or one or more Wholly Owned Subsidiaries of such Person, or by such Person and one or more Wholly Owned Subsidiaries of such Person.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01.    Designation and Principal Amount.

The Notes are hereby authorized and are designated the 8.4% Senior Notes due 2017, unlimited in aggregate principal amount.  The Notes issued on the date hereof pursuant to the terms of this Indenture will be in an aggregate principal amount of $230,000,000, which amount shall be set forth in the written order of the Company for the authentication and delivery of the Notes pursuant to Section 303 of the Indenture.  In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, additional Notes ranking equally and ratably with the Notes issued hereunder in all respects (or in all respects except for the payment of interest following the Issue Date of such further Notes), so that such further Notes shall be consolidated and form a single series with the Notes and shall be governed by the terms of this Indenture.

Section 2.02.    Maturity.

The principal amount of the Notes will be payable on May 15, 2017.

Section 2.03.    Form and Payment.

The Notes will be issued as global notes, in fully registered book-entry form without coupons in denominations of $1,000 and integral multiples thereof.

Principal, premium, if any, and/or interest, if any, on the global notes representing the Notes will be made to The Depository Trust Company (the “Depositary”).

The global notes representing the Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary.  No global note may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

So long as the Depositary or its nominee is the registered owner of a global note, the Depositary or its nominee, as the case may be, will be the sole Holder of the Notes represented thereby for all purposes under the Indenture.  Except as otherwise provided herein, each actual purchaser of each Note represented by a global note (“Beneficial Owner”) will not be entitled to receive physical delivery of certificated Notes and will not be considered the holders thereof for any purpose under the Indenture, and no global note representing the Notes shall be exchangeable or transferable.  Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a participant, on the procedures of the participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such global note or the Indenture.

The global notes representing the Notes will be exchangeable for certificated Notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the global debt securities, (ii) the Depositary ceases to be a clearing agency registered under the Exchange Act and a successor to the Depository is not appointed by the Company within 90 days, (iii) the Company in its sole discretion determines that the global notes shall be exchangeable for certificated Notes and notifies the Trustee in writing of such determination or (iv) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Notes.  Upon any such exchange, the certificated Notes shall be registered in the names of the Beneficial Owners of the global notes representing the Notes, which names shall be provided by the Depositary’s relevant participants (as identified by the Depositary) to the Trustee.  In such event the Company will execute, and subject to Section 303 of the Indenture, the Trustee, upon receipt of an Officer’s Certificate evidencing such determination by the Company, will authenticate and deliver the Notes in definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the global notes in exchange for such global notes.  Upon the exchange of the global notes for such Notes in definitive registered form without coupons, in authorized denominations, the global notes shall be cancelled by the Trustee.  Such Notes in definitive registered form issued in exchange for the global notes shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee in writing.  The Trustee shall deliver such Notes to the Depositary for delivery to the Persons in whose names such Notes are so registered.

Section 2.04.    Interest.

The Notes shall bear interest at a rate equal to 8.4% per year.  Interest on the Notes shall accrue from May 5, 2009, or from the most recent interest payment date to which interest has been paid or duly provided upon for the Notes, as the case may be.  Interest on the Notes shall be payable semiannually in arrears on May 15 and November 15, commencing November 15, 2009 (each an “Interest Payment Date”), to the persons in whose names the Notes are registered at the close of business on May 1 and November 1 (whether or not a Business Day), as the case may be, preceding such Interest Payment Date.

ARTICLE THREE

ADDITIONAL COVENANTS

Section 3.01.    Restrictions on Secured Debt.

The Company will not, and will not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt unless the Notes will be secured equally and ratably with (or prior to) such Secured Debt, with certain exceptions. This restriction does not prohibit the creation, incurrence, assumption or guarantee of Secured Debt that is secured by:

(i)                               Security Interests on model homes, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures and equipment located thereat, or thereon;

(ii)                         Security Interests on property at the time of its acquisition by the Company or a Restricted Subsidiary, which Security Interests secure obligations assumed by the Company or a Restricted Subsidiary, or on the property of a corporation or other entity at the time it is merged into or consolidated with the Company or a Restricted Subsidiary (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or where the Security Interest attaches to or affects the Company’s property or the property of a Restricted Subsidiary prior to such transaction);

(iii)                      Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or a Restricted Subsidiary; and

(iv)                       Security Interests securing Indebtedness of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary that is a Wholly Owned Subsidiary by the Company.

Additionally, such permitted Secured Debt includes any amendment, restatement, supplement, renewal, replacement, extension, refinancing or refunding, in whole or in part, of Secured Debt permitted at the time of the original incurrence thereof.

The Company and its Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt, without equally or ratably securing the Notes, if immediately thereafter the sum of (i) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (i) through (iv) above and any Secured Debt in relation to which the Notes have been secured equally and ratably (or prior to)) and (ii) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (i), (ii) and (iii) of Section 3.02 as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

The provisions described above with respect to limitations on Secured Debt are not applicable to Non-Recourse Land Financing by virtue of the definition of Secured Debt, and will not restrict or limit the Company’s or its Restricted Subsidiaries’ ability to create, incur, assume or guarantee any unsecured Indebtedness, or the ability of any subsidiary which is not a Restricted Subsidiary to create, incur, assume or guarantee any secured or unsecured Indebtedness.

Section 3.02.    Restrictions on Sale and Leaseback Transactions.

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(i)                                  notice is promptly given to the Trustee in writing of the Sale and Leaseback Transaction;

(ii)                             fair value is received by the Company or the relevant Restricted Subsidiary for the property sold (as determined in good faith pursuant to a resolution of the Board of Directors of the Company delivered to the Trustee); and

(iii)                      the Company or a Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, apply an amount equal to the net proceeds therefrom either:

(x)                            to the redemption, repayment or retirement of debt securities of any series under the Indenture (including the cancellation by the Trustee of any debt securities of any series delivered by the Company to the Trustee) or Senior Indebtedness of the Company, or

(y)                            to the purchase by the Company or any Restricted Subsidiary of property substantially similar to the property sold or transferred.

The Company and its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (i) through (iv) of Section 3.01 or Secured Debt in relation to which the Notes have been secured equally and ratably (or prior to)) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (i), (ii) and (iii) in the preceding paragraph) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

Section 3.03.    Future Subsidiaries.

The Company shall promptly secure the execution and delivery to the Trustee of a Guarantee in substantially the form of Exhibit A hereto with respect to the Notes, from each Subsidiary whether now existing or formed and organized after the date hereof, if such Subsidiary (a) is a Wholly Owned Subsidiary of the Company, (b) is included in the Homebuilding Segment and (c) guarantees any indebtedness of the Company, or guarantees obligations of any other Subsidiary as a guarantor of any indebtedness of the Company; provided that a Subsidiary whose sole purpose is to serve as a joint venturer, partner, member or shareholder in a joint venture, partnership, limited liability company or corporation that include one or more joint venturers, partners, members or shareholders that are not Affiliates of the Company shall not be required to deliver a Guarantee.  Each such Subsidiary that does not deliver a Guarantee on the date hereof shall execute and deliver a Guarantee in accordance with Section 6.02 within 30 days after it meets the criteria set forth in the preceding sentence and the Company shall furnish to the Trustee an Officers’ Certificate stating that all conditions precedent, if any, provided for in the Base Indenture and this Supplemental Indenture relating to the proposed action have been complied with, and an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.  Thereafter, such Subsidiary shall (unless released in accordance with the terms hereof) be a Guarantor for all purposes hereof with respect to the Notes.

Section 3.04.    Homebuilding Subsidiaries.

The Company shall not cause or permit the voting securities or other ownership interests of any Homebuilding Subsidiary to be less than 100% owned and controlled, directly or indirectly, by the Company except for a legitimate business purpose unrelated to whether such Subsidiary is required to be a Guarantor hereunder.

Section 3.05.    Change of Control Offer.

Upon the occurrence of a Change of Control Triggering Event (as defined herein), unless the Company has exercised its option to redeem the Notes by notifying the noteholders to that effect as provided in Article Five hereof, the Company shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or integral multiples of that amount) of such Holder’s Notes on the terms set forth in the Notes. In a Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control (as defined herein), but after public announcement of the transaction that constitutes or may constitute such Change of Control, a notice will be mailed to Holders of the Notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date that notice is mailed, other than as may be required by law (a “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, the Company shall, to the extent lawful:

(i)                               accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)                           deposit with the Trustee, as paying agent, an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)                     deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent provided for in the Indenture to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.

The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer.

The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and will not be deemed to have breached the Company’s obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

For purposes of this Section 3.05, the following terms shall be applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of its subsidiaries, taken as a whole, to any person, other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merge with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Company’s board of directors are not Continuing Directors (as defined herein); or (5) the adoption of a plan relating to the Company’s liquidation or dissolution.  Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a Change of Control under clause (2) above if the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (2) the shares of the Company’s Voting Stock outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the Voting Stock of such holding company immediately after giving effect to such transaction.  The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event (as defined herein).

“Continuing Directors” means, as of any date of determination, any member of the Company’s board of directors who (1) was a member of the Company’s board of directors on the date the Notes were initially issued or (2) was nominated for election, elected or appointed to the Company’s board of directors with the approval of a majority of the Continuing Directors who were members of the Company’s board of directors at the time of the nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which that member was named as a nominee for election as a director, without objection to the nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the applicable Notes or fails to make a rating of the applicable Notes publicly available for reasons beyond the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s board of directors) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the earlier of (i) the first public notice of the occurrence of a Change of Control or (ii) the first public notice of the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of that person that is at the time entitled to vote generally in the election of the board of directors of that person.

ARTICLE FOUR

CONSOLIDATION, MERGER AND SALE OF ASSETS

The Company will not consolidate or merge into or sell, assign, transfer or lease all or substantially all of its assets to another person unless:

(i)                               the Person is a corporation organized under the laws of the United States of America or any state thereof;

(ii)                            the Person assumes by supplemental indenture all the obligations of the Company relating to the Notes; and

(iii)                         immediately after the transaction no event of default with respect to the Notes exists.

Upon any such consolidation, merger, sale, assignment or transfer, the successor corporation will be substituted for the Company under the Indenture. The successor corporation may then exercise every power and right of the Company under the Indenture, and the Company will be released from all of the Company’s liabilities and obligations in respect of the Notes and the Indenture. If the Company leases all or substantially all of its assets, the lessee corporation will be the successor to the Company and may exercise every power and right of the Company under the Indenture, but the Company will not be released from its obligations to pay the principal of and premium, if any, and interest, if any, on the Notes.

ARTICLE FIVE

REDEMPTION OF THE NOTES

Section 5.01.    Optional Redemption.

The Company may, at its option, redeem the Notes in whole at any time or in part from time to time, on at least 30 but not more than 60 days’ prior notice, at a Redemption Price equal to the greater of:

(i)                               100% of the principal amount of the Notes being redeemed, and

(ii)                      the sum of the present values of the Remaining Scheduled Payments on the Notes being redeemed, discounted to the Redemption Date, on a semiannual basis, at the Treasury Rate plus 50 basis points (0.50%).

The Company shall also pay accrued interest on the Notes being redeemed to the Redemption Date.  In determining the Redemption Price and accrued interest, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

If money sufficient to pay the Redemption Price of and accrued interest on the Notes to be redeemed is deposited with the Trustee on or before the Redemption Date, on and after the Redemption Date interest will cease to accrue on the Notes (or such portions thereof) called for redemption and such Notes will cease to be Outstanding.

If less than all of the Notes are to be redeemed, not more than 60 days prior to the Redemption Date, the Trustee will select the Notes to be redeemed by such method as the Trustee shall deem fair and appropriate.  The Trustee may select for redemption Notes and portions of the Notes in amounts of whole multiples of $1,000.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if fewer than four such Reference Treasury Dealer Quotations are provided to the Trustee, the average of all such quotations.

“Reference Treasury Dealer” means Citigroup Global Markets Inc., and its successors; provided, however, that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal (or of the portion) thereof to be redeemed and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

Section 5.02.    No Sinking Fund.

The Notes are not entitled to the benefit of any sinking fund.

ARTICLE SIX

GUARANTEE OF NOTES

Section 6.01.    Guarantee.

Subject to Section 6.08, each of the Guarantors hereby jointly and severally, absolutely and unconditionally guarantees, as primary obligor and not as surety, the full and punctual payment (whether at stated maturity, upon acceleration or early termination or otherwise, and at all times thereafter, at the time and place and in the manner provided for herein and in the Indenture) and performance of each series of the Notes and all other amounts due from the Company under the Indenture to each Holder and to the Trustee (collectively with respect to each series of Notes, the “Guaranteed Obligations”).  Upon failure by the Company to pay punctually any such amount, each of the Guarantors agrees that it shall forthwith on demand pay to the Trustee for the benefit of the Holders of the applicable series of Notes, the amount not so paid at the place and in the manner specified herein and in the Indenture.  This Article Six is a continuing guaranty of payment and not of collection.  Each of the Guarantors waives any right to require any of the Holders to sue the Company, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 6.02.    Execution and Delivery of Guarantee.

To further evidence the Guarantee set forth in Section 6.01, each Guarantor hereby agrees to execute and deliver to the Trustee a Guarantee in substantially the form of Exhibit A hereto with respect to each series of the Notes.  Such Guarantee shall be executed on behalf of each Guarantor by either manual or facsimile signature of an officer of each Guarantor, each of whom, in each case, shall have been duly authorized to so execute by all requisite corporate action.  The validity and enforceability of any Guarantee shall not be affected by the fact that it is not affixed to any Note or Notes.

Section 6.03.    Guarantee Unconditional.

Subject to Section 6.08, the obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by: (1) any extension, renewal, settlement, compromise, waiver or release in respect of any of the Guaranteed Obligations, by operation of law or otherwise, or any obligation of any other guarantor of any of the Guaranteed Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Guaranteed Obligations; (2) any modification or amendment of or supplement hereto or to the Indenture; (3)  any change in the corporate existence, structure or ownership of the Company or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company, or any other guarantor of the Guaranteed Obligations, or its assets or any resulting release or discharge of any obligation of the Company or any other guarantor of any of the Guaranteed Obligations; (4) the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Company or any other guarantor of any of the Guaranteed Obligations, whether in connection herewith or any unrelated transactions; (5) any invalidity or unenforceability relating to or against the Company, or any other guarantor of any of the Guaranteed Obligations, for any reason related hereto or to the Indenture or any provision of applicable law or regulation purporting to prohibit the payment by the Company, or any other guarantor of the Guaranteed Obligations, of the principal of or interest on any Note or any other amount payable by the Company hereunder or under the Indenture; (6) any law, regulation or order of any jurisdiction, or any other event affecting any term of any Guaranteed Obligation or any Holder’s rights with respect thereto; or (7) any other act or omission to act or delay of any kind by the Company, any other Guarantor of the Guaranteed Obligations or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder.

Section 6.04.    Discharge, Release and Reinstatement of Guarantee In Certain Circumstances.

(1)       Subject to Sections 6.04(2) and (3), each of the Guarantor’s obligations hereunder with respect to any series of Notes shall remain in full force and effect until all Guaranteed Obligations with respect to such series of Notes shall have been indefeasibly paid in full.  If at any time any payment of the principal of or interest on any Note or any other amount payable by the Company or any other party hereunder or under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, each of the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

(2)       In the event a Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its capital stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving corporation in such transaction to a Person which is not the Company or a Restricted Subsidiary of the Company, such Guarantor will be released from its obligations under its guarantee if:

(i)                                the sale or other disposition is in compliance with the Indenture; and

(ii)                             all the obligations of such Guarantor under any agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.

(3)       In the event that any Guarantor ceases to be a Restricted Subsidiary of the Company in the Homebuilding Segment, such Guarantor shall be released and discharged from all obligations under this Article Six without any further action required on the part of the Trustee or any Holder; provided that at the time of and immediately after such Guarantor ceases to be a Restricted Subsidiary of the Company in the Homebuilding Segment, no Default or Event of Default shall have occurred and be continuing with respect to any series of Notes.

The Trustee shall, at the sole cost and expense of the Company and upon receipt an Opinion of Counsel that the provisions of Sections 6.04(2) or (3) have been complied with, deliver an appropriate instrument evidencing such release upon receipt of a request by the Company accompanied by an Officers’ Certificate certifying as to the compliance with Sections 6.04(2) or (3).  Any Guarantor not so released remains liable for the full amount of principal of and interest on the Notes and the other obligations of the Company hereunder as provided in this Article Six.

Section 6.05.    Waivers.

Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company, any other guarantor of any of the Guaranteed Obligations, or any other Person.

Section 6.06.    Subordination; Subrogation.

Each of the Guarantors hereby subordinates to the Guaranteed Obligations all Indebtedness or other liabilities of the Company or of any other Guarantor to such Guarantor.  Each of the Guarantors hereby further agrees not to assert any right, claim or cause of action, including, without limitation, a claim for subrogation, reimbursement, indemnification or otherwise, against the Company arising out of or by reason of this Article Six or the obligations hereunder, including, without limitation, the payment or securing or purchasing of any of the Guaranteed Obligations by any of the Guarantors unless and until the Guaranteed Obligations are indefeasibly paid in full.

Section 6.07.    Stay of Acceleration.

If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms hereof or the Indenture shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Holders.

Section 6.08.    Limitation on Obligations.

(1)       The provisions of this Article Six are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Article Six would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Article Six, then, notwithstanding any other provision of this Article Six to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Holders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”).  This Section 6.08(1) with respect to the Maximum Liability of the Guarantors is intended solely to preserve the rights of the Holders to the maximum extent not subject to avoidance under applicable law, and neither the Guarantor nor any other person or entity shall have any right or claim under this Section 6.08(1) with respect to the Maximum Liability, except to the extent necessary so that the obligations of the Guarantors hereunder shall not be rendered voidable under applicable law.

(2)       Each of the Guarantors agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor, and may exceed the aggregate Maximum Liability of all other Guarantors, without impairing this Article Six or affecting the rights and remedies of the Holders hereunder.  Nothing in this Section 6.08(2) shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

(3)       In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Article Six or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Article Six, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For the purposes hereof, each Non-Paying Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Company after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantors, the aggregate amount of all monies received by such Guarantors from the Company after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this Section 6.08(3) shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability).  Each of the Guarantors covenants and agrees that its right to receive any contribution under this Article Six from a Non-Paying Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations.  The provisions of this Section 6.08(3) are for the benefit of both the Holders and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 6.09.    Default and Enforcement.

If any Guarantor fails to pay in accordance with Section 6.01, the Trustee may proceed in its name as trustee hereunder in the enforcement of the guarantee of any such Guarantor and such Guarantor’s obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor the obligations.

Section 6.10.    Amendment, Etc.

No amendment, modification or waiver of any provision of this Supplemental Indenture relating to any Guarantor or consent to any departure by any Guarantor or any other Person from any such provision will in any event be effective unless it is signed by such Guarantor and the Trustee.

Section 6.11.    Acknowledgment.

Each Guarantor hereby acknowledges communication of the terms of this Supplemental Indenture, the Base Indenture and the Notes and consents to and approves of the same.

Section 6.12.    Costs and Expenses.

Each Guarantor shall pay on demand by the Trustee any and all costs, fees and expenses (including, without limitation, legal fees and disbursements) incurred by the Trustee, its agents, advisors and counsel or any of the Holders in enforcing any of their rights under any Guarantee.

Section 6.13.    No Merger or Waiver; Cumulative Remedies.

No Guarantee shall operate by way of merger of any of the obligations of a Guarantor under any other agreement, including, without limitation, this Supplemental Indenture.  No failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, remedy, power or privilege hereunder or under the Indenture or the Notes, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under the Indenture or the Notes preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges in the Guarantee and under this Supplemental Indenture, the Notes and any other document or instrument between a Guarantor and/or the Company and the Trustee are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 6.14.    Guarantee in Addition to Other Obligations.

The obligations of each Guarantor under its Guarantee and this Supplemental Indenture are in addition to and not in substitution for any other obligations to the Trustee or to any of the Holders in relation to this Supplemental Indenture or the Notes and any guarantees or security at any time held by or for the benefit of any of them.

Section 6.15.    Severability.

Any provision of this Article Six which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction unless its removal would substantially defeat the basic intent, spirit and purpose of this Supplemental Indenture and this Article Six.

Section 6.16.    Successors and Assigns.

Each Guarantee shall be binding upon and inure to the benefit of each Guarantor and the Trustee and the other Holders and their respective successors and permitted assigns, except that no Guarantor may assign any of its obligations hereunder or thereunder.

Section 6.17.    Acknowledgement under the Trust Indenture Act.

Each Guarantor acknowledges that, by virtue of its Guarantee, it is becoming an “obligor” on indenture securities under the Trust Indenture Act.

ARTICLE SEVEN

EVENTS OF DEFAULT

In addition to the Events of Default set out in Section 501 of the Indenture, the Notes shall also be subject to the following Events of Default:

(i)

the occurrence of any event that results in the acceleration of any of the Company’s or its Restricted Subsidiaries’ Indebtedness, other than Non-Recourse Indebtedness, that has an outstanding principal amount of $10 million or more in the aggregate; and

(ii)

a default in the payment of any principal or interest in respect of any of the Company’s or its Restricted Subsidiaries’ Indebtedness, other than Non-Recourse Indebtedness, that has an outstanding principal amount of $20 million or more and the continuation of that default for ten Business Days from the date the principal or interest payment became due and payable, after giving effect to any applicable grace period provided for in the documents governing the indebtedness.

ARTICLE EIGHT

DEFEASANCE AND DISCHARGE

In addition to the defeasance and discharge provisions set out in Section 403 of the Indenture, the following defeasance provision shall apply to the Notes:

The Company may, at its option and at any time (including the exercise by the Company of a Covenant Defeasance (as defined herein)), elect to have its obligations discharged with respect to the Notes (“Legal Defeasance”).  In the event of a Legal Defeasance with respect to the Notes, the Company shall be deemed to have paid and discharged the entire indebtedness on all outstanding Notes and the provisions of this Indenture as it relates to such Outstanding Notes (except to (A) the rights of Holders of such Outstanding Notes to receive from the trust funds described in subparagraph (i) below, payment of the principal of (and premium, if any) or interest, if any, on such Notes on the Stated Maturity of such principal of (and premiums, if any) or interest or any mandatory sinking fund payments or analogous payments applicable to the Notes on the day on which such payments are due and payable in accordance with the terms of the Indenture and of such Notes, (B) the Company’s obligations with respect to such Notes under Sections 304, 305, 306, 1002 and 1003 of the Indenture, (C) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture, including without limitation Section 607 of the Indenture and (D) Article Four of the Base Indenture, which in each case shall survive until otherwise terminated or discharged hereunder) shall no longer be in effect, and the Trustee, at the expense of the Company, shall, upon Company Request, execute proper instruments acknowledging the same, provided that the conditions set out below have been satisfied.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company with respect to the Notes be released with respect to covenants provided with respect to the Notes under Sections 301(14) or 901(2) of the Indenture (“Covenant Defeasance”), and the Trustee, at the expense of the Company, shall, upon Company Request, execute proper instruments acknowledging the same, provided that the conditions set out below have been satisfied.  In the event of Covenant Defeasance, those events described under Section 501 of the Base Indenture and Article Seven of this Supplemental Indenture will no longer constitute an Event of Default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(i)         the Company has deposited or caused to be deposited with the Trustee (or another corporate trustee appointed by the Company satisfying the requirements of Section 609 of the Indenture who shall have agreed to comply with the provisions of Article Four of the Base Indenture applicable to it), irrevocably (irrespective of whether the conditions in Subsections (ii), (iii), (iv), (v), (vi) and (vii) below have been satisfied, but subject to the provisions of Section 402(c) and the last paragraph of Section 1003 of the Indenture), as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, with reference to this provision, (A) moneys in an amount, or (B) U.S. Government Obligations the scheduled principal of and interest on which in accordance with their terms will provide, not later than the due date of any payment moneys in an amount, or (C) a combination thereof, sufficient, in the case of (B) or (C) in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or such other corporate trustee, as the case may be) to pay and discharge, at maturity or upon redemption, the principal of, any mandatory sinking fund payments or analogous payments applicable to Notes (and premium, if any) and interest, if any, on such Outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(ii)        the conditions in Subsections (2), (3) and (5) of Section 403 of the Indenture have been satisfied;

(iii)       in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such Legal Defeasance had not occurred;

(iv)       in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that the Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such Covenant Defeasance had not occurred;

(v)        the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with;

(vi)       if such Notes are to be redeemed prior to final maturity (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee shall have been made; and

(vii)      if such deposit is to be made with a trustee, other than the Trustee, pursuant to subparagraph (i) above, such other trustee shall have delivered to the Trustee a certificate satisfactory in form to the Trustee stating that such deposit has been made in accordance with the provisions of Article Four of the Base Indenture and that such other trustee agrees to comply with the provisions of Article Four of the Base Indenture and the last paragraph of Section 1003 applicable to it, and the Trustee shall be fully protected in relying upon such certificate.

In the event that any other trustee is appointed by the Company pursuant to Subsection (i) above, the Trustee shall have no responsibility with respect to the performance by such other trustee of its duties or with respect to any monies or U.S. Government Obligations deposited with such other trustee.

Additionally, all references in the Indenture to Section 403 shall, vis-à-vis the Notes, be deemed to include amounts set aside as provided herein for a Legal Defeasance or a Covenant Defeasance.

ARTICLE NINE

MISCELLANEOUS

Section 9.01.    Form of Notes.

The Notes and the Trustee’s Certificates of Authentication to be endorsed thereon are to be substantially in the form of Exhibit B, which form is hereby incorporated in and made a part of this Supplemental Indenture.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 9.02.    Ratification of Base Indenture.

The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 9.03.    Trust Indenture Act Controls.

If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through 317 of the Trust Indenture Act, the imposed duties shall control.

Section 9.04.    Conflict with Indenture.

To the extent not expressly amended or modified by this Supplemental Indenture, the Base Indenture shall remain in full force and effect.  If any provision of this Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this Supplemental Indenture shall control.

Section 9.05.    Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  The Company and each of the Guarantors submits to the jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, City of New York, and of the United States District Court for the Southern District of New York, in any action or proceeding to enforce any of their obligations under this Supplemental Indenture, and agrees not to seek a transfer of any such action or proceeding on the basis of inconvenience of the forum or otherwise (but neither the Company nor any of the Guarantors shall be prevented from removing any such action or proceeding from a state court to the United States District Court for the Southern District of New York).  The Company and each of the Guarantors agree that process in any such action or proceeding may be served upon it by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

Section 9.06.    Successors.

All agreements of the Company in the Base Indenture, this Supplemental Indenture and the Notes shall bind its successors.  All agreements of the Guarantors in this Supplemental Indenture and in the Guarantee shall bind their successors.  All agreements of the Trustee in the Base Indenture and this Supplemental Indenture shall bind its successors.

Section 9.07.    Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 9.08.  Waiver of Jury Trial.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 9.09. Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.  In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused it to be duly executed as of the day and year first above written.

THE RYLAND GROUP, INC.

By:	/s/ Gordon A. Milne
	Name:	Gordon A. Milne
	Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Raymond Torres
Name: Raymond Torres
Title: Assistant Vice President

GUARANTORS:

MOORE’S ORCHARD, LLC (1)

RH BUILDERS OF INDIANA, INC. (2)

RH INVESTMENT OF INDIANA, INC. (2)

RH OF INDIANA, L.P. (3)

RH OF TEXAS LIMITED PARTNERSHIP (4)

RH ORGANIZATION, INC. (2)

RYLAND COMMUNITIES, INC. (2)

RYLAND GOLF COURSE AT THE COLONY, INC. (2)

RYLAND HOMES INVESTMENT-TEXAS, INC. (2)

RYLAND HOMES NEVADA, LLC (5)

RYLAND HOMES OF TEXAS, INC. (2)

RYLAND HOMES OF ARIZONA, INC. (2)

RYLAND HOMES OF CALIFORNIA, INC. (2)

RYLAND ORGANIZATION COMPANY (2)

RYLAND VENTURES II, INC. (2)

RYLAND VENTURES III, INC. (2)

THE REGENCY ORGANIZATION, INC. (2)

THE RYLAND CORPORATION (2)

(1)	By:	Ryland Ventures III, Inc.
Its: General Manager

		By:	/s/ Kimberly G. Nelson
Name: Kimberly G. Nelson
Title: Treasurer

(2)	By:	/s/ Kimberly G. Nelson
Name: Kimberly G. Nelson
Title: Treasurer

(3)	By:	RH Builders of Indiana, Inc.
Its: General Partner

		By:	/s/ Kimberly G. Nelson
Name: Kimberly G. Nelson
Title: Treasurer

(4)	By:	Ryland Homes of Texas, Inc.
Its: General Partner

		By:	/s/ Kimberly G. Nelson
Name: Kimberly G. Nelson
Title: Treasurer

(5)	By:	The Ryland Group, Inc.
Its: Sole Member

		By:	/s/ Kimberly G. Nelson
Name: Kimberly G. Nelson
Title: Treasurer